Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos.  333-200685, 333-221895, 333-274159 and 333-275812 on Form S-8 of Electromed, Inc. of our report dated August 25, 2026, relating to the financial statements of Electromed, Inc., appearing in this Annual Report on Form 10-K of Electromed, Inc. for the year ended June 30, 2026.

/s/ RSM US LLP

Minneapolis, Minnesota

August 25, 2026